China Automotive Systems Reports 119% Net Sales Increase
and 1,200% Net Income Growth for the Fourth Quarter 2009

- Q4 Top Line $84 million, Gross Margin 29%, Continued Free Cash Flow Generation -

WUHAN, China, March 25, 2010 -- China Automotive Systems, Inc., (“CAAS” or the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced record financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Highlights

-	Net sales increased 118.9% YoY to a record $83.8 million;
-	Gross margin increased to 29% from 28% in Q4 2008 and 27% in Q3 2009;
-	Net income surged 1,199.5% YoY from $0.5 million to $6.5 million; diluted EPS was $0.21;
-	Cash and equivalents were $43.5 million at December 31, 2009.

Fiscal Year 2009 Highlights

-	Net sales rose by 56.6% YoY to a record $255.6 million;
-	Net income grew 88.3% YoY to $23.4 million; diluted EPS was $0.78;
-	Net cash flow from operations was $35.0 million;
-	Free cash flow was $17.5 million in 2009.

Mr. Qizhou Wu, Chief Executive Officer of China Automotive Systems, commented, “We are pleased with our robust growth and continued track record of exceeding industry growth rate, which was 46% in 2009. We began shipping to Chrysler North America in mid-2009 representing our first penetration into the large global markets. As a tier one OEM supplier of key safety related components in a market requiring one of world’s strictest automotive standards, this new relationship opens new opportunities and stamps a strong endorsement on our product quality and reliability. Additionally, we introduced the first domestically designed electric power steering system and have begun commercial production for customers. Our strong R&D capabilities and on-going development program continue to set entry barriers for our competitors. Overall, with China’s huge market potential, and rapid quality and affordability improvements in the automotive market, we will continue to focus on expanding our market share and strengthening relationships with OEMs to grow our long-term, recurring revenue pipeline and maximize long-term shareholders’ value.”

Fourth Quarter 2009

Net sales for the fourth quarter of 2009 represented a 118.9% year-over-year increase to $83.8 million, the highest quarterly sales in the Company's history, versus $38.3 million in the 2008 fourth quarter. A breakdown of sales by categories is as follows:

	4Q09	4Q08	YoY growth

Steering gear - commercial vehicle	20,366,467	6,807,462	199%

Steering gear - passenger vehicle	57,135,213	27,400,851	109%

Steering pumps	6,234,892	3,894,108	60%

Gross profit in the fourth quarter of 2009 rose by 127.3% to $24.3 million from $10.7 million for the same quarter in 2008. The gross margin in the fourth quarter of 2009 was 29.1% compared with 28.0% in the fourth quarter last year primarily due to a more favorable product mix, economies-of-scale and cost controls.

Selling expenses in the fourth quarter were $7.6 million as compared to $3.1 million in the same quarter a year ago mainly due to costs related to selling a higher volume of steering products. Selling expenses as a percentage of revenue for the fourth quarter of 2009 were 9.0% as compared to 8.2% for the same period in 2008. The higher selling expenses were primarily related to 1) a one-time bonus of approximately $500,000 to the sales team as sales far exceeded the sales goals for the fiscal year 2009 and they made major contributions to the Company’s market share expansion in China, 2) higher transportation expenses of $1.2 million including export shipping cost related to the Chrysler contract, and 3) $4.4 million for non-cash warranty reserves related to the elevated sales volume in the quarter.

General and administrative (G&A) expenses in the 2009 fourth quarter grew by 27.7% to $5.5 million as compared to $4.3 million in the same quarter a year ago. G&A as a percentage of revenue for the fourth quarter of 2009 was 6.5% as compared to 11.2% for the same period in 2008 as sales growth outpaced the increase in G&A costs.

Research and development expenses were $1.1 million in the 2009 fourth quarter versus $0.85 million in the same quarter last year, as the Company continues to ramp up its research capabilities.

Operating income increased by 860.9% year-over-year to $9.3 million in the fourth quarter of 2009, compared with $0.96 million in the same quarter in 2008. The operating margin increased to 11.1% from 2.5% in the fourth quarter of 2008.

Net income was $6.5 million for the fourth quarter, or $0.21 earnings per diluted shares, compared with $0.5 million, or $0.02 per diluted shares in the same quarter in 2008.

Fiscal Year 2009

Annual net sales were $255.6 million for the fiscal year 2009, up 56.6% or $92.4 million from the fiscal year 2008 annual sales of $163.2 million. Sales growth was generated by China's continued economic expansion leading to higher income levels and greater passenger vehicle sales. The government’s stimulus plans and investment in the national infrastructure helped to generate a greater number of commercial vehicle sales in China. Below is a break down of sales by major categories.

	FY2009	FY2008	YoY growth

Steering gear - commercial vehicle	59,404,649	40,457,552	47%

Steering gear - passenger vehicle	172,004,635	107,219,598	60%

Steering pumps	23,810,722	15,094,357	58%

Gross profit for the fiscal year 2009, increased by 53.8% to $72.7 million from $47.3 million for the 2008 year. Gross margin was 28.4%, slightly below a year ago. The decline in gross margin reflected decreased selling prices more than offsetting lower unit cost. The Company continues to take measures to mitigate lower selling prices. During 2009, costs were reduced as the Company’s R&D personnel enhanced product design and production techniques to reduce material wastes, reduce machining time and improve manufacturing efficiency. The Company also was able to lower the price of certain sub-components it purchased.

Selling expenses in 2009 were $18.1 million compared with $10.9 million for 2008. As a percentage of sales revenue, selling expenses increased to 7.1% for the fiscal year ended December 31, 2009, as compared to 6.7% for 2008. The increase in selling expenses reflected higher sales with associated greater personnel costs and transportation expenses, and larger warranty reserves.

General and administrative expenses were $12.2 million for the 2009 year, in line with $12.1 million for the year ago. As a percentage of sales revenue, general and administrative expenses decreased to 4.8% for 2009 versus 7.4% for 2008.

Research and development (R&D) expense increased slightly to $2.6 million in 2009 as the Company continued to invest in new product development, with an emphasis on upgrading traditional hydraulic steering products and developing electric power steering. Also, R&D measures focused on improving manufacturing efficiencies.

Income from operations was $37.7 million for the 2009 year, a 122.6% improvement over the $16.9 million for the 2008 year.

The net income for the 2009 year increased by 88.3%, to $23.4 million from $12.4 million in 2008. Fully diluted earnings per share (“EPS”) in 2009 were $0.78 compared with $0.46 per share in 2008.

As of December 31, 2009, total cash and cash equivalents were $43.5 million, as compared with $37.1 million as of December 31, 2008. Stockholder's equity increased to $132.8 million as of December 31, 2009 from $104.6 million as of December 31, 2008. Working capital increased by 45.2% to reach $61.0 million. Net cash flow from operations was $35.0 million for the fiscal year ended December 31, 2009. Free cash flow in 2009 was $17.5 million.

Key Accomplishments of 2009

In February 2009, China Automotive Systems’ subsidiary, Wuhu Henglong Auto Steering Systems ("WHAS"), won two awards from China's leading independent domestic auto maker, Chery Automobile Co., Ltd. ("Chery Auto") as "Best Core Supplier" and "Best Auto Component Supplier" at its Supplier ceremony. China Automotive Systems supplied approximately 75% of the power steering units used by Chery Auto in 2008.

In April 2009, the Company’s subsidiaries, Jingzhou Henglong Automotive Parts Co., Ltd. (Henglong) and Shashi Jiulong Power Steering Co., Ltd. (Jiulong) were both awarded the High-Tech Enterprise status from the Chinese government. The two subsidiaries will receive a preferential income tax rate of 15% through 2011.

In early 2010, China Automotive Systems announced that its first global OEM customer, headquartered in North America, is the Chrysler Group LLC ("Chrysler"). Since mid-2009, steering gears have been exported from China to the United States and installed in the award-winning Jeep Wrangler model. The Company also announced the ground breaking for the new Henglong Research and Development Center.

Also in early 2010, CAAS announced that it has begun production of its electronic power steering ("EPS") system. This new electronic power steering product and technology represents the first such steering system developed internally within China. The Company is currently supplying this EPS system at a rate of 2,000 units per month to Suzuki Auto Ltd. in China.

On January 27, 2010, China Automotive Systems signed a definitive agreement to form a joint venture ("JV") with the Beijing Hainachuan Auto Parts Co. Ltd., a subsidiary of Beijing Automobile Industrial Holdings ("Beijing Auto"). The new joint venture, Beijing Hailong Automotive System Co., Ltd., will design, develop and manufacture both hydraulic and electric power steering systems and parts at competitive prices to meet the growing power steering needs of Beijing Auto. A new production facility is expected to be completed and operational within 18 months with a designed capacity for 300,000 units of hydraulic and 200,000 units of electric power steering systems plus parts.

2010 Outlook

Management expects revenue growth to be 20% for the 2010 year. This target is based on the Company's current views on operating and market conditions, which are subject to change. This guidance follows the 56.6% growth in 2009. The Company will periodically update this guidance as it did in 2009.

Conference Call

Management will conduct a conference call on Thursday, March 25th at 8:00 a.m. Eastern Daylight Time to discuss these results. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-9205 (North America)
Phone Number: +1-201-689-8054 (International)

In addition, the conference call will be broadcast live over the Internet at:http://www.caasauto.com

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 PM EDT on Thursday, April 1, 2010. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612- 7415; using Account "286" and Conference ID "347278" to access the replay. The internet audio stream will also be available until 11:59 pm EDT on Thursday, April 8.

About China Automotive Systems, Inc.

Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering with an annual production capacity of over 2.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Geely Automobile Co., and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company's products; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com

China Automotive Systems, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2009 and 2008
(Audited, US Dollars)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$43,480,176	$37,113,375
Pledged cash deposits	12,742,187	6,739,980
Accounts and notes receivable, net, including $1,441,939 and $1,285,110 from related parties at December 31, 2009 and 2008, net of an allowance for doubtful accounts of $5,027,299 and $4,910,478 at December 31, 2009 and 2008	154,863,292	96,424,856
Advance payments and others, including $0 and $9,374 to related parties at December 31, 2009 and 2008	2,413,556	1,442,614
Inventories	27,415,697	26,571,755
Total current assets	$240,914,908	$168,292,580
Long-term Assets:
Property, plant and equipment, net	$60,489,798	$51,978,905
Intangible assets, net	561,389	504,339
Other receivables, net, including $65,416 and $369,365 from related parties at December 31, 2009 and 2008, net of an allowance for doubtful accounts of $1,295,755 and $659,837 at December 31, 2009 and 2008	1,064,224	1,349,527
Advance payment for property, plant and equipment, including $2,579,319 and $2,473,320 to related parties at December 31, 2009 and 2008	6,369,043	6,459,510
Long-term investments	79,084	79,010
Deferred income tax assets	3,554,511	2,383,065
Total assets	$313,032,957	$231,046 ,936
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$5,125,802	$7,315,717
Accounts and notes payable, including $1,537,827 and $1,097,641 to related parties at December 31, 2009 and 2008	107,495,833	59,246,043
Convertible notes payable, net, including $1,359,245 and $2,077,923 for discount of convertible note payable at December 31, 2009 and 2008	28,640,755	32,922,077
Compound derivative liabilities	880,009	1,502,597
Customer deposits	1,918,835	236,018
Accrued payroll and related costs	3,040,705	2,715,116
Accrued expenses and other payables	17,708,681	12,460,784
Accrued pension costs	3,778,187	3,806,519
Taxes payable	11,365,016	5,717,438
Amounts due to shareholders/directors	—	337,370
Total current liabilities	$179,953,823	$126,259,679
Long-term liabilities:
Advances payable	233,941	234,041
Total liabilities	$180,187,764	$126,493,720

Significant concentrations
Related party transactions
Commitments and contingencies
Subsequent events
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares Issued and Outstanding – None	$—	$—
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued and Outstanding – 27,046,244 shares and 26,983,244 shares at December 31, 2009 and 2008, respectively	2,704	2,698
Additional paid-in capital	27,515,064	26,648,154
Retained earnings-
Appropriated	8,324,533	7,525,777
Unappropriated	58,642,023	36,026,516
Accumulated other comprehensive income	11,187,744	11,127,505
Total parent company stockholders' equity	105,672,068	81,330,650
Non-controlling interests	27,173,125	23,222,566
Total stockholders' equity	$132,845,193	$104,553,216
Total liabilities and stockholders' equity	$313,032,957	$231,046 ,936

China Automotive Systems, Inc. and Subsidiaries
Consolidated Statements of Earnings
Years Ended December 31, 2009 and 2008
(Audited, US Dollars)

	Years Ended December 31
	2009	2008
Net product sales, including $5,250,978 and $4,675,410 to related parties for Years Ended December 31, 2009 and 2008	$255,597,553	$163,179,286
Cost of product sold, including $13,998,702 and $7,901,944 purchased from related parties for Years Ended December 31, 2009 and 2008	182,929,833	115,920,585
Gross profit	$72,667,720	$47,258,701
Add: Gain on other sales	838,505	734,063
Less: Operating expenses
Selling expenses	18,085,377	10,869,661
General and administrative expenses	12,239,867	12,097,500
R&D expenses	2,561,170	2,255,892
Depreciation and amortization	2,955,159	5,846,290
Total Operating expenses	35,841,573	31,069,343
Income from operations	$37,664,652	$16,923,421
Add: Other income, net	94,534	1,067,309
Financial income (expenses)	(1,986,200)	(1,296,218)
Gain (loss) on change in fair value of derivative	624,565	998,014
Income before income taxes	36,397,551	17,692,526
Less: Income taxes	5,110,475	185,877
Net income	31,287,076	17,506,649
Net income attributable to noncontrolling interest	7,872,813	5,071,4 08
Net income attributable to parent company	$23,414,263	$12,435,241
Net income per common share attributable to parent company–
Basic	$0. 87	$0.48
Diluted	$0. 78	$0.46
Weighted average number of common shares outstanding –
Basic	26,990,649	25,706,364
Diluted	31,618,412	29,668,726

China Automotive Systems, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008
(Audited, US Dollars)

	Years Ended December 31
	2009	2008
Cash flows from operating activities:
Net income	$31,287,076	$17,506,649
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Stock-based compensation	446,676	345,426
Depreciation and amortization	8,684,169	9,924,992
Deferred income taxes	(1,169,108)	(974,383)
Allowance for impairment of asset	901,680	1,030,738
Amortization for discount of convertible note payable	718,678	424,665
(Gain) loss on change in fair value of derivative	(624,565)	(998,014)
Other operating adjustments	(212,106)	2,533
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged cash deposits	(5,994,298)	(1,776,424)
Accounts and notes receivable	(58,735,311)	(9,335,776)
Advance payments and other	(968,719)	(417,973)
Inventories	(817,828)	(4,955,085)
Increase (decrease) in:
Accounts and notes payable	48,178,260	8,319,472
Customer deposits	1,682,384	89,046

Accrued payroll and related costs	322,877	(128,344)
Accrued expenses and other payables	5,650,474	1,487,900
Accrued pension costs	(31,847)	(69,998)

Taxes payable	5,638,359	(3,974,905)
Advances payable	(317)	(126,553)
Net cash provided by operating activities	$34,956,534	$16,373,966
Cash flows from investing activities:
(Increase) decrease in other receivables	207,014	(353,834)
Cash received from equipment sales	280,270	368,707
Cash paid to acquire property, plant and equipment	(17,498,957)	(12,245,383)
Cash paid to acquire intangible assets	(324,014)	(125,550)

Cash paid for the acquisition of 35.5% of Henglong equity	—	(10,000,000)
Net cash used in investing activities	$(17,335,687)	$(22,356,060)
Cash flows from financing activities:
Repayment of bank loans	$(2,196,367)	$(7,567,697)
Dividends paid to the minority interest holders of Joint-venture companies	(4,176,583)	(6,198,489)
Increase (decrease) in amounts due to shareholders/directors	(337,915)	2,416
Proceeds on exercise of stock options	420,240	—
Capital Contribution from the minority interest holders of Joint-venture companies	—	745,723
Proceeds (expenditure) from issuance (redemption) of convertible note payable	(5,000,000)	35,000,000
Net cash provided by (used in) financing activities	$(11,290,625)	$21,981,953
Cash and cash equivalents affected by foreign currency	$36,579	$1,626,357
Net change in cash and cash equivalents
Net increase in cash and cash equivalents	$6,366,801	$17,626,216
Cash and cash equivalents, at beginning of year	37,113,375	19,487,159
Cash and cash equivalents, at end of year	$43,480,176	$37,113,375

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